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Exhibit 3.9.1

AMENDMENT #1

AGREEMENT OF LIMITED PARTNERSHIP
OF RAG EMERALD RESOURCES, LP

        This Amendment #1 (this "Amendment") to Agreement of Limited Partnership of RAG Emerald Resources, LP dated December 31, 1999 (the "Agreement"), is made and entered into effective as of the 1st day of April, 2003, by and between Pennsylvania Services Corporation, a Delaware corporation, as general partner (the "General Partner") and RAG Pennsylvania Coal Holding Company, a Delaware corporation, successor by merger to RAG Emerald Resources Corporation, as limited partner (the "Limited Partner") (the General Partner and Limited Partner are referred to collectively as the "Partners"). Capitalized terms used herein and not otherwise defined shall have the meaning as defined in the Agreement.

        WHEREAS, the Partners wish to amend the Agreement to add certain provisions regarding Subtitle C of Title XI of the Homeland Security Act of 2002, Pub. Law No. 107-296 (the Safe Explosives Act) under Article III, Management of Partnership.

        NOW, THEREFORE, the Partners hereto agree to enter into this Amendment to the Agreement by adding Section 3.4 to Article III, Management of Partnership, as follows:

        3.4.  Compliance with Homeland Security Act of 2002. For purposes of compliance by the Partnership with Subtitle C of Title XI of the Homeland Security Act of 2002, Pub. Law No. 107-296 (the Safe Explosives Act), none of its general partners, limited partners, managers, officers, employees or agents shall have the power to direct the management and policies of the Partnership pertaining to explosive materials; with the exception of (i) the duly elected and acting President of the General Partner, and (ii) any employee of the Partnership to whom the President of the General Partner may expressly grant in writing such power to direct the management and policies of the Partnership pertaining to explosive materials, but only so long as that individual remains employed by the Partnership. The President of the General Partner may at any time in his sole and exclusive discretion revoke such power, either orally or in writing.

        IN WITNESS WHEREOF, the Partners have executed this Agreement effective as of the date first above written.

Pennsylvania Services Corporation, General Partner 158 Portal Road P. O. Box 1020 Waynesburg, PA 15370		RAG Pennsylvania Coal Holding Company, Limited Partner (successor by merger to RAG Emerald Resources Corporation) 158 Portal Road P. O. Box 1020 Waynesburg, PA 15370
By:	/s/ Frank J. Wood Name: Frank J. Wood Title: Vice President	By:	/s/ Frank J. Wood Name: Frank J. Wood Title: Vice President

AGREEMENT OF LIMITED PARTNERSHIP
OF RAG EMERALD RESOURCES, LP

        This Agreement of Limited Partnership of RAG Emerald Resources (this "Agreement") is made and entered into effective as of the 31st day of December, 1999, by and between Pennsylvania Services Corporation, a Delaware corporation, as general partner (the "General Partner") and RAG Emerald Resources Corporation, a Delaware corporation, as limited partner (the "Limited Partner") (the General Partner and Limited Partner are referred to collectively as the "Partners").

ARTICLE I
DEFINITIONS

        1.1.  "Agreement" has the meaning set forth in the Introduction.

        1.2.  "Capital Account" means the capital account maintained for each Partner as provided in Section 5.1.

        1.3.  "Capital Contribution" means, with respect to any Partner, the amount of capital contributed by such Partner to the Partnership in accordance with Article IV or otherwise, as adjusted to reflect any transfer of a portion of its Partnership Interest.

        1.4.  "Code" means the Internal Revenue Code of 1986, as amended from time to time (and any successor thereto).

        1.5.  "Fair Market Value" means as to any property, any services or any contract for services to be performed in the future, on any date, the fair market value of such property, services or contract on such date (without regard to any liabilities to which such property is subject) as determined in good faith by the management board or other governing body of the Partnership, and if none, then by the General Partner.

        1.6.  "Fiscal Year" has the meaning set forth in Section 8.3.

        1.7.  "Formation Agreement" has the meaning set forth in Section 2.1

        1.8.  "General Partner" has the meaning set forth in the Introduction.

        1.9.  "Limited Partner" has the meaning set forth in the Introduction.

        1.10. "Partners" has the meaning set forth in the Introduction.

        1.11. "Partnership" has the meaning set forth in Section 2.1

        1.12. "Partnership Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

        1.13 "Partnership Interest" means the ownership interest of a Partner in the Partnership (which shall be considered personal property for all purposes), consisting of (i) such Partner's interest in Profits and Losses, allocations and distributions, (ii) such Partner's right to vote or grant or withhold consents with respect to Partnership matters as provided herein or in the Partnership Act, and (iii) such Partner's other rights and privileges as provided herein or in the Partnership Act.

        1.14 "Plans" has the meaning set forth in Section 2.5(K).

        1.15 "Profits and Losses" means, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss, respectively, for such period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

          (A)  any income of the Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Profits and Losses shall increase such taxable income or decrease such losses, as the case may be;

          (B)  nondeductible and nonamortizable (or non-depreciable) expenditures described, or treated under Regulations as described, in Section705(a)(2)(B) of the Code, that are not otherwise taken into account in computing Profits or Losses shall decrease such taxable income or increase such taxable loss, as the case may be;

          (C)  in lieu of the taxable gain or loss resulting from any disposition of any Partnership asset, there shall be taken into account the gain or loss that would be recognized for Federal income tax purposes upon such disposition if such gain or loss were computed by reference to the adjusted tax value of such asset;

          (D)  depreciation, amortization or other cost recovery deductions shall be computed based on the adjusted tax values of the Partnership assets; and

          (E)  in the case of property contributed to the Partnership by a Partner, items of depreciation, cost recovery, amortization and gain or loss with respect to such property shall be computed and included in the computation of Profits and Losses in the same manner as such items would be computed if the adjusted tax basis of such property were equal to its market value on the date of its contribution to the Partnership, all in accordance with Treasury Regulation § 1.704-1 (b)(2)(iv)(g);

          (F)  in the event of a distribution of property other than in cash, such property shall be deemed to be sold for its Fair Market Value on the date of such distribution and any gain or loss associated with such deemed sale shall be computed by reference to the adjusted tax value of such property and shall be included in determining Profits or Losses for the applicable fiscal period.

        1.16 "Regulation" means the Treasury Regulations promulgated under the Code, as from time to time in effect.

        1.17 "Tax Matters Partner" means the General Partner for purposes of Section 6231 of the Code and the regulations promulgated thereunder.

ARTICLE II
GENERAL PROVISIONS

        2.1.  Formation. The Partners have formed a limited partnership (the "Partnership") under the provisions of the Delaware Revised Uniform Limited Partnership Act (the "Partnership Act") by filing a Certificate of Limited Partnership with the Delaware Secretary of State on November 19, 1999 pursuant to the Limited Partnership Formation Agreement between them dated December 1,1999 (the "Formation Agreement"). The rights and obligations of the Partners shall be as provided in the Partnership Act, except as herein otherwise provided.

        2.2.  Partnership Name. The name of the Partnership shall be RAG Emerald Resources, LP and the Partnership shall conduct its activities under this name or under such other name or names the General Partner shall select from time to time, upon written notice to the Limited Partner.

        2.3.  Principal Place of Business. The Partnership's principal place of business shall be at PO Box 871, Waynesburg, PA 15370. The Partnership's business may be conducted at such other or additional places as may be designated by the General Partner from time to time, upon written notice to the Limited Partner.

        2.4.  Purposes. The purposes of the Partnership are:

          (A)  to own and operate all assets and liabilities constituting the underground coal mine located in the Commonwealth of Pennsylvania and commonly known as the Emerald Mine; and

          (B)  as permitted by the Partnership Act and any other applicable laws, to engage in such other activities and transactions, and to do such other things as may be necessary, advisable or incidental to carrying out the above purpose.

        2.5.  Powers. In furtherance of its purposes specified in Section 2.4, the General Partner, acting on behalf of the Partnership, shall be empowered to do or cause to be done, or not to do, any and all acts deemed by the General Partner to be necessary, suitable or convenient for the accomplishment of its purposes, along or with others, including without limitation, the power and authority:

          (A)  to procure all books of account and other materials and supplies necessary or appropriate in connection with maintaining the records conducting the business of the Partnership, and to pay all expenses and to make full reimbursement for all expenditures made in connection with the organization of the Partnership;

          (B)  to have and maintain one or more offices and, in connection therewith, to rent or acquire office space, engage personnel and compensate them and do such other acts and things as may be advisable or necessary in connection with the maintenance of such office or offices;

          (C)  to open one or more bank accounts in the name of the Partnership in such banks and trust companies as the General Partner may elect, provided that all checks, drafts and orders for the payment of money drawn against any such accounts shall require the signature of the President, any Vice President, or the Treasurer of the General Partner, or such persons as may be designated by any one of them to prepare, execute and deliver in the name of and on behalf of the Partnership, such designations, applications, certificates or other documents or instruments as may be necessary to open such bank account or bank accounts; and to adopt the form of any and all resolutions required by any such bank to be adopted in connection therewith if (i) in the opinion of the President, any Vice President or the Treasurer of the General Partner the adoption of such resolution is necessary or advisable and (ii) the General Partner evidences such adoption by filing with the minutes of the Partnership copies of such resolutions, which shall thereupon be deemed to be adopted by the General Partner on behalf of the Partnership;

          (D)  to appoint and substitute all necessary agents and/or attorneys for service of process, to designate and change the location of the statutory office and make and file all necessary certificates, reports, powers-of-attorney and other instruments required to be filed in any State, territory, dependency or Country in order to authorize the Partnership to transact or cease to transact business therein;

          (E)  to engage employees with such titles and delegated responsibilities as may be determined by the General Partner;

          (F)  to engage accountants, auditors, custodians, consultants, attorneys and any and all other agents and assistants, both professional and nonprofessional, including Affiliates of the Partners and to compensate them as may be necessary or advisable;

          (G)  to form or cause to be formed and to own the stock of one or more corporations, whether foreign or domestic, and to form or cause to be formed and to participate in partnerships and joint ventures, whether foreign or domestic;

          (H)  to enter into, make and perform all contracts, agreements and other undertakings as may be deemed necessary or advisable or incident to carrying out its purpose;

          (I)   to sue, prosecute, settle or compromise all claims against third parties, to compromise, settle or accept judgment of the claims against the Partnership, and to execute all documents and make all representations, admissions and waivers in connection therewith;

          (J)   to distribute, subject to the terms of this Agreement, at any time and from to time to Partners cash or investments or other property of the Partnership, or any combination thereof; and

          (K)  to approve, adopt, ratify, confirm or elect to participate in any welfare or benefit plans now or hereafter maintained by any affiliate of the Partners (the "Plans"), together with such additions, deletions or other changes to such plan documents that shall be deemed necessary by such affiliate;

          (L)  to prepare and file an application with the Internal Revenue Service as to the qualified status of the Plans under the Internal Revenue Code of 1986, as amended, and to take such further action as the General Partner shall deem necessary or appropriate to effectuate the adoption of the Plans, including the execution and delivery of any agreements, contracts, notices or other documents relating thereto, with the authority therefore to be conclusively evidenced by such execution and delivery;

          (M) to adopt any delegations of authority and policies and procedures maintained by any affiliates of the Partners; and

          (N)  to take or omit to take such other or further action in connection with the Partnership's business as may be permitted under applicable law and may be necessary or desirable in the opinion of the General Partner to further the purposes of the Partnership; and

          (O)  to take any and all actions on behalf of the Partners or the Partnership as may be contemplated by the Formation Agreement.

        2.6.  Term. The Partnership commenced upon the filing of its Certificate of Limited Partnership in accordance with the Partnership Act and shall continue in existence until terminated as provided in Article VII.

ARTICLE III
MANAGEMENT OF PARTNERSHIP

        3.1.  Management Authority of the General Partner. The General Partner shall manage the Partnership and shall have the power on behalf and in the name of the Partnership to carry out the purposes and exercise the powers of the Partnership.

        Except as may be otherwise expressly provided herein, the Limited Partner as such shall have no right to, and shall not, take part in the affairs of the Partnership, nor in any event shall the Limited Partner as such have the power to act for or bind the Partnership. The exercise by the Limited Partner as such of any right or power conferred herein shall not be construed to constitute participation by the Limited Partner as such in control of the business of the Partnership so as to make such Limited Partner as such liable as a general partner for the debts and obligations of the Partnership for purposes of the Partnership Act.

        3.2.  Management of the Partnership. The management and control of the business and affairs of the Partnership shall be vested in the General Partner.

        3.3.  Restriction on the General Partner's Authority. The General Partner shall not have the authority to:

          (A)  do any act in contravention of this Agreement;

          (B)  do any act which would make it impossible to carry on the ordinary business of the Partnership, except in connection with the dissolution, winding up and termination of the Partnership as permitted by Article VII; or

          (C)  admit a person as a Partner except as provided in this Agreement.

ARTICLE IV
CAPITAL STRUCTURE

        4.1.  Capital Contributions. Upon, or immediately following, the execution of this Agreement, each Partner shall make the Capital Contributions set forth in the Formation Agreement. Subject to Section 4.2, no other property or services shall be contributed to the capital of the Partnership.

        4.2.  Initial Capital Contributions. Contributions to the capital of the Partnership shall be made in cash or by promissory notes, or at the discretion of the General Partner, in property of any kind or character. If contributions to the capital of the Partnership are made in property, such property shall be valued at cost.

        4.3.  Additional Capital Contributions. No Partner shall be required or permitted to make additional Capital Contributions to the Partnership except as provided in this Agreement, and except at such times and in such amounts as agreed to by the General Partner and the contributing Partner.

        4.4.  Capital Contributions. Upon the date hereof, the Partners shall make Capital Contributions as set forth in the Formation Agreement in the following proportions:

Pennsylvania Services Corporation	1.0% Capital Contribution
RAG Emerald Resources Corporation	99.0% Capital Contribution

ARTICLE V
CAPITAL ACCOUNTS: DISTRIBUTIONS AND ALLOCATIONS

        5.1.  Maintenance of Capital Accounts. An individual Capital Account will be maintained for each Partner. Each Partner's Capital Account will be credited with (A) the amount of money and promissory notes and the Fair Market Value of any property (net of liabilities secured by such property or which such Partner assumes or takes subject to) contributed by that Partner to the Partnership, (B) the amount of any Partnership liabilities assumed by such Partner (other than liabilities secured by property distributed to the Partner or which the Partner assumes or takes subject to), and (C) profits allocated to such Partner in respect of the Partnership Interest held by it. Each Partner's Capital Accounts will be debited with (A) the amount of money and promissory notes and the Fair Market Value of any property (net of liabilities secured by such property or which such Partner assumes or takes subject to) distributed to such Partner in respect of the Partnership Interest held by it, (B) the amount of any liabilities of such Partner assumed by the Partnership (other than liabilities secured by property contributed by the Partner to the Partnership or which the Partnership assumes or takes subject to) and (C) losses allocated to such Partner in respect of the Partnership Interest held by it.

        5.2.  Compliance with Regulations. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704- l(b)(2)(i) and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the General Partner shall determine that it is prudent to modify the manner in which Capital Accounts, or any credits or debits thereto, are computed in order to comply with such Regulations, the General Partner may make such modification, provided that the modification will not have a material effect on the amounts distributable to any Partner under this Agreement. The General Partner shall promptly notify the Limited Partner of any change in the Capital Accounts resulting from an event described in this paragraph.

        5.3.  Tax Allocations: Code § 704(c). In accordance with Code §704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value at the time of contribution.

        5.4.  Determination of Profits and Losses. The results of operations of the Partnership shall be determined in accordance with generally accepted accounting principles as soon as practicable after the close of each Fiscal Year and as soon as practicable after termination of the Partnership. Profits and Losses shall be reflected in the Partners' Capital Accounts as of the end of such Fiscal Year and upon termination of the Partnership.

        5.5.  Allocation of Profits and Losses. For each Fiscal Year of the Partnership or portion thereof. Profits and Losses shall be allocated as follows:

          (A)  First, Profits and Losses for any Fiscal Year shall be allocated 1% to the General Partner and 99% to the Limited Partner until the Limited Partner has received a 10% return for the year on its average capital account for that year;

          (B)  Then, Profits and Losses for any allocation year shall be allocated 2% to the General Partner and 98% to the Limited Partner until the Limited Partner has received a cumulative 20% return for the year on its average capital account for that year.

          (C)  Thereafter, Profits and Losses for any Fiscal Year shall be allocated 3% to the General Partner and 97% to the Limited Partner.

        5.6.  Qualified Income Offset. In the event that at the end of any Fiscal Year any Partner's Capital Account is adjusted for, or such Partner is allocated, or there is distributed to such Partner, any item described in Treasury Regulation §1.704-l(b)(2)(ii)(d)(4), (5) or (6) in an amount not reasonably expected at the end of such year, and such treatment creates a deficit balance in that Partner's Capital Account, then such Partner shall be allocated all items of income and gain of the Partnership for such year and for all subsequent years of the Partnership until such deficit balance has been eliminated.

        5.7.  Distributions. All distributions shall be made in the discretion of the General Partner, and shall be divided among the Partners in proportion to their Partnership Interest.

        5.8.  Determination by General Partner of Certain Matters. Subject to maintaining the Partnership in a sound financial and cash position, all matters concerning the allocation of Profits and Losses among the Partners, including the taxes thereon, and accounting procedures, not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner whose determination shall be final and conclusive as to all Partners.

ARTICLE VI
TRANSFERS AND WITHDRAWALS

        6.1.  Restricted Transfers. A Partner may not sell, pledge, assign, give, transfer or otherwise dispose of its Partnership Interest therein, in whole or in part, to any person or entity without the prior written consent of the General Partner and any such attempted disposition shall be void.

        6.2.  Withdrawal of General Partner. The General Partner may not withdraw from the Partnership. The withdrawal (in violation of this Agreement), dissolution or bankruptcy of the General Partner shall dissolve the Partnership. In such event, the Partnership shall terminate and wind up its affairs; unless within sixty (60) days following such event, the Limited Partner elects to continue the business of the Partnership and within sixty (60) days following such election, admits a new general partner to the Partnership.

        6.3.  Death or Bankruptcy of Limited Partner. In the event of dissolution or bankruptcy of the Limited Partner, the General Partner shall purchase from that Limited Partner or its successor in interest or legal representative, as applicable, such Limited Partner's Partnership Interest. With respect to the Partnership Interest held by the Limited Partner or its successor in interest or its legal representative, the General Partner may make the following elections at any time thereafter by written notice to the Limited Partner, its successor in interest or its legal representative, as applicable:

          (A)  To cause the Partnership to purchase all the dissolved or bankrupt Limited Partner's Partnership Interest at fair value agreed to by the parties or determined by an independent appraiser selected by the General Partner and reasonably acceptable to the Limited Partner, its successor in interest or its legal representative; or

          (B)  To allow all or any of the remaining Limited Partners, if any, to purchase all of the Limited Partner's Partnership Interest, in proportions agreed upon between themselves, at fair value agreed to by the parties or determined by an independent appraiser selected by the General Partner and reasonably acceptable to the purchasing and selling Limited Partners.

ARTICLE VII
DISSOLUTION AND TERMINATION

        7.1.  Dissolution. The Partnership shall be dissolved upon the first to occur of the following:

          (A)  the withdrawal, dissolution or bankruptcy of the General Partner;

          (B)  the disposition of substantially all Partnership property; or

          (C)  the decision of the General Partner to dissolve, which may be made and may take effect at any time.

        7.2.  Termination. To dissolve the Partnership, the General Partner shall, out of the Partnership assets, make distributions in the following order: (A) to pay or provide for the payment pro rata of all debts and liabilities of the Partnership and all expenses of liquidation and (B) to be distributed to the Partners as provided in Section 5.4.

        7.3.  Method of Distributions. Distributions made pursuant to the dissolution of the Partnership may be made in cash or in kind.

        7.4.  Distributions on Liquidation. In the event the Partnership is liquidated within the meaning of Treasury Regulation §1.704-l(b)(2)(ii)(g), distributions shall be made in an amount equal to the positive balance in the Capital Account of each Partner whose Partnership Interest is being liquidated as that account is determined after all adjustments to such account for the Fiscal Year of the Partnership during which the liquidation occurs as are required by Treasury Regulations §1.704-l(b). Such adjustments shall be made within the time specified in such Treasury Regulations.

        7.5.  Restoration of Deficit Capital Account. Any Partner whose Capital Account has a deficit balance after the liquidation of such Partner's Partnerships Interest shall restore such deficit to the Partnership no later than the end of the Fiscal Year in which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE VIII
ACCOUNTING AND REPORTS, FISCAL YEAR AND TAX RETURNS

        8.1.  Books of Account. The Partnership's books and records shall be maintained by the General Partner at such place as the General Partner from time to time deems appropriate and each Partner shall have access thereto at all reasonable times.

        8.2.  Accounting and Reports. As soon as reasonably practicable after the end of the Partnership's Fiscal Year, in sufficient time to permit the timely filing of income tax returns, the General Partner shall cause to be prepared and furnished to each Partner financial statements for the Partnership for the year then ending and an individual statement showing the amounts allocated to or against each such Partner during or in respect of such year, including any items of income, deductions, credit or loss allocated to it for purposes of federal, state or local income tax laws. The financial statements of the Partnership need not be audited.

        8.3.  Fiscal Year. The fiscal year of the Partnership (the "Fiscal Year") shall be the calendar year.

        8.4.  Tax Returns. The General Partner shall be the Tax Matters Partner and shall provide for the preparation and filing of all necessary tax returns or other required filings.

ARTICLE IX
MISCELLANEOUS

        9.1.  General. This Agreement shall be governed by, and construed in accordance with the laws of Delaware and shall be binding on the legal successors of the Partners.

        9.2.  Notices. All notices, elections and other communications hereunder shall be in writing and shall be delivered in person, by facsimile with confirmation or by overnight delivery service with receipt, or shall be deposited in the United States Mail, postage prepaid, by certified or registered mail, return receipt requested, to the address appearing below a party's signature to this Agreement or at such other place as such party may designate by written notice to all the parties hereto. A notice shall be deemed received: (A) if by facsimile, on the date sent; (B) if by overnight delivery service, on the date delivered; and (C) if by mail, three (3) days after mailing. Notices to the Partnership shall be addressed to the General Partner.

        9.3.  Amendments. This Agreement may be amended only in writing and with the unanimous approval of the Partners.

        9.4.  Counterparts. This Agreement may be signed in one or more counterparts each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

        9.5.  Entire Agreement. The terms and conditions contained herein constitute the entire agreement between the Partners concerning the subject matter hereof, and shall supersede all previous communications, either oral or written, between the Partners hereto, and no earlier agreement or understanding varying this Agreement shall be binding on any Partner.

        IN WITNESS WHEREOF, the Partners have executed this Agreement effective as of the date first above written.

Pennsylvania Services Corporation PO Box 1020 Waynesburg, PA 15370		Rag Emerald Resources Corporation Route 218 South Waynesburg, PA 15370
By:	/s/ Frank J. Wood Name Frank J. Wood Title: Vice President and Controller	By:	/s/ J. Alan Link Name J. Alan Link Title: Vice President and Treasurer

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Exhibit 3.9.1